                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                            (Amendment No.   TWO    )*
                                          ---------

                            DAILY PETROLEUM SERVICES
           --------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
           --------------------------------------------------------
                          (Title of Class of Securities)

                                    23380G106
           --------------------------------------------------------
                                 (CUSIP Number)

              ROBERT C. GREENWOOD ROBERTSON, SETPHENS & COMPANY
         555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                 (415)781-9700
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                 APRIL 4, 1997
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP No. 23380G106
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The Robertson Stephens Global Natural Resources Fund
     Tax I.D. 94-6688562
-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  / /
                                                                (b)  /X/

-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

     WC
-------------------------------------------------------------------------------
(5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                     / /
-------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
   NUMBER OF                  (7) SOLE VOTING POWER
    SHARES                        0
 BENEFICIALLY                --------------------------------------------------
     OWNED                    (8) SHARED VOTING POWER
    BY EACH                       202,800
   REPORTING                 --------------------------------------------------
  PERSON WITH                 (9) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                  202,800
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     202,800
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                     / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.8%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE. RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP No. 23380G106
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The Robertson Partners Fund
     Tax I.D. 94-322-1209
-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  / /
                                                                (b)  /X/
-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

     WC
-------------------------------------------------------------------------------
(5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                     / /
-------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
   NUMBER OF                  (7) SOLE VOTING POWER
    SHARES                        0
 BENEFICIALLY                --------------------------------------------------
     OWNED                    (8) SHARED VOTING POWER
    BY EACH                       164,600
   REPORTING                 --------------------------------------------------
  PERSON WITH                 (9) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                  164,600
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     164,600
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                     / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.8%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE. RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP No. 23380G106
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The Robertson Stephens Orphan Fund
     Tax I.D. 94-3108651
-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  / /
                                                                (b)  /X/
-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

     WC
-------------------------------------------------------------------------------
(5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                     / /
-------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
   NUMBER OF                  (7) SOLE VOTING POWER
    SHARES                        0
 BENEFICIALLY                --------------------------------------------------
     OWNED                    (8) SHARED VOTING POWER
    BY EACH                       63,500
   REPORTING                 --------------------------------------------------
  PERSON WITH                 (9) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                  63,500
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     63,500
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                     / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.5%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE. RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP No. 23380G106
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The Robertson Stephens Orphan Offshore Fund

-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  / /
                                                                (b)  /X/
-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

     WC
-------------------------------------------------------------------------------
(5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                     / /
-------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
   NUMBER OF                  (7) SOLE VOTING POWER
    SHARES                        0
 BENEFICIALLY                --------------------------------------------------
     OWNED                    (8) SHARED VOTING POWER
    BY EACH                       16,200
   REPORTING                 --------------------------------------------------
  PERSON WITH                 (9) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                  16,200
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     16,200
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                     / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     .3%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE. RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP No. 23380G106
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Robertson, Stephens & Co. Investment Management L.P.

-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  / /
                                                                (b)  /X/
-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

     WC
-------------------------------------------------------------------------------
(5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
    / /
-------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
   NUMBER OF        (7)  SOLE VOTING POWER
    SHARES               0
 BENEFICIALLY            --------------------------------------------------
     OWNED          (8)  SHARED VOTING POWER
    BY EACH
                        447,100 (includes shares held of record by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Robertson, Stephens & Co., Inc. is General Partner of Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Natural Resources Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. Includes shares held of record by The Robertson Stephens Partners Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. See Item 5.)

   REPORTING             ------------------------------------------------------
  PERSON WITH        (9) SOLE DISPOSITIVE POWER
                         0
                         ------------------------------------------------------
                    (10) SHARED DISPOSITIVE POWER
                         447,100
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     447,100
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.4%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP No. 23380G106
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Bayview Investors L.P.

-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  / /
                                                                (b)  /X/
-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

     WC
-------------------------------------------------------------------------------
(5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                     / /
-------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
   NUMBER OF        (7)  SOLE VOTING POWER
    SHARES               0
 BENEFICIALLY            --------------------------------------------------
     OWNED          (8)  SHARED VOTING POWER
    BY EACH
                        63,500 (Includes shares held of recorded by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Robertson, Stephens & Co., Inc. is General Partner of Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd.
   REPORTING             ------------------------------------------------------
  PERSON WITH        (9) SOLE DISPOSITIVE POWER
                         0
                         ------------------------------------------------------
                    (10) SHARED DISPOSITIVE POWER
                         63,500
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     63,500
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.5%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP No. 23380G106
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Robertson, Stephens & Company, Incorporated
     Tax I.D. 94-3172874  See Exhibit A for a list of Executive Officers
-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  / /
                                                                (b)  /X/
-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2
-------------------------------------------------------------------------------
(5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                     / /
-------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
   NUMBER OF        (7)  SOLE VOTING POWER
    SHARES               0
 BENEFICIALLY            --------------------------------------------------
     OWNED          (8)  SHARED VOTING POWER
    BY EACH
                        447,100 (includes shares held of record by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Robertson, Stephens & Co., Inc. is General Partner of Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Natural Resources Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. Includes shares held of record by The Robertson Stephens Partners Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. See Item 5.)

   REPORTING             ------------------------------------------------------
  PERSON WITH        (9) SOLE DISPOSITIVE POWER
                         0
                         ------------------------------------------------------
                    (10) SHARED DISPOSITIVE POWER
                         447,100
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                     / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.4%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     CO
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP No. 23380G106                    Page 4 of 17 Pages
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Paul Stephens
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  / /
                                                                (b)  /X/
-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

     WC & PF
-------------------------------------------------------------------------------
(5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                     / /
-------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
   NUMBER OF        (7)  SOLE VOTING POWER
    SHARES               0
 BENEFICIALLY            --------------------------------------------------
     OWNED          (8)  SHARED VOTING POWER
    BY EACH
                        447,100 (includes shares held of record by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Robertson, Stephens & Co., Inc. is General Partner of Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Natural Resources Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. Includes shares held of record by The Robertson Stephens Partners Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. See Item 5.)

   REPORTING             ------------------------------------------------------
  PERSON WITH        (9) SOLE DISPOSITIVE POWER

                         ------------------------------------------------------
                    (10) SHARED DISPOSITIVE POWER
                         447,100
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     447,100
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                     / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.4%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP No. 23380G106
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Sanford Robertson
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  / /
                                                                (b)  /X/
-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2
-------------------------------------------------------------------------------
(5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                     / /
-------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
   NUMBER OF        (7)  SOLE VOTING POWER
    SHARES
 BENEFICIALLY            --------------------------------------------------
     OWNED          (8)  SHARED VOTING POWER
    BY EACH
                        447,100 (includes shares held of record by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Robertson, Stephens & Co., Inc. is General Partner of Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Natural Resources Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. Includes shares held of record by The Robertson Stephens Partners Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. See Item 5.)

   REPORTING             ------------------------------------------------------
  PERSON WITH        (9) SOLE DISPOSITIVE POWER

                         ------------------------------------------------------
                    (10) SHARED DISPOSITIVE POWER
                         447,100
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     447,100
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                     / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.4%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP No. 23380G106
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Michael G., McCaffery
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  / /
                                                                (b)  /X/
-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
(5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                     / /
-------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
   NUMBER OF        (7)  SOLE VOTING POWER
    SHARES
 BENEFICIALLY            --------------------------------------------------
     OWNED          (8)  SHARED VOTING POWER
    BY EACH
                        447,100 (includes shares held of record by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Robertson, Stephens & Co., Inc. is General Partner of Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Natural Resources Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. Includes shares held of record by The Robertson Stephens Partners Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. See Item 5.)

   REPORTING             ------------------------------------------------------
  PERSON WITH        (9) SOLE DISPOSITIVE POWER

                         ------------------------------------------------------
                    (10) SHARED DISPOSITIVE POWER
                         447,100
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     447,100
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                     / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.4%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP No. 23380G106
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     G. Randy Hecht
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  / /
                                                                (b)  /X/
-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
(5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                     / /
-------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
   NUMBER OF        (7)  SOLE VOTING POWER
    SHARES
 BENEFICIALLY            --------------------------------------------------
     OWNED          (8)  SHARED VOTING POWER
    BY EACH
                        447,100 (includes shares held of record by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Robertson, Stephens & Co., Inc. is General Partner of Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Natural Resources Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. Includes shares held of record by The Robertson Stephens Partners Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. See Item 5.)

   REPORTING             ------------------------------------------------------
  PERSON WITH        (9) SOLE DISPOSITIVE POWER

                         ------------------------------------------------------
                    (10) SHARED DISPOSITIVE POWER
                         447,100
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     447,100
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                     / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.4%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP No. 23380G106
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Kennith R. Fitzsimmons
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  / /
                                                                (b)  /X/
-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
(5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                     / /
-------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
   NUMBER OF        (7)  SOLE VOTING POWER
    SHARES
 BENEFICIALLY            --------------------------------------------------
     OWNED          (8)  SHARED VOTING POWER
    BY EACH
                        447,100 (includes shares held of record by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Robertson, Stephens & Co., Inc. is General Partner of Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Natural Resources Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. Includes shares held of record by The Robertson Stephens Partners Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. See Item 5.)

   REPORTING             ------------------------------------------------------
  PERSON WITH        (9) SOLE DISPOSITIVE POWER

                         ------------------------------------------------------
                    (10) SHARED DISPOSITIVE POWER
                         447,100
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     447,100
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                     / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.4%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE.

ITEM 1.  SECURITY AND ISSUER.

         This Schedule 13D is filed with respect to the Common Stock of Dailey Petroleum Services (the "Company").

ITEM 2:  IDENTITY AND BACKGROUND.

         The Schedule 13D is filed on behalf of The Robertson Stephens Orphan Fund, Robertson, Stephens & Company Investment Management, L.P. ("RS&Co.,L.P."), Bayview Investors, Ltd. ("Bayview"), The Robertson Stephens Global Natural Resources Fund, The Robertson Stephens Partners Fund, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The purhase of the Company's shares giving rise to this 13D was made by two investment funds, The Robertson Stephens Orphan Fund (the "Fund"), The Robertson, Stephens Global Natural Resources Fund, The Robertson Stephens Orphan Offshore Fund, and The Robertson Stephens Partners Fund.

         This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Funds, and the indirect beneficial ownership of RS&Co., L.P., Bayview, and RS&Co., Inc. in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

         Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.

I. (a) The Robertson Stephens Global Natural Resources Fund, A Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Global Natural Resources Fund is: Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Business Trust, Registered Investment Company.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

II. (a) The Robertson Stephens Partners Fund, A Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Global Natural Resources Fund is: Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Business Trust, Registered Investment Company.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

III.(a)  The Robertson Stephens Orphan Fund, A California Limited Partnership.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Limited Partnership

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

IV. (a) The Robertson Stephens Orphan Offshore Fund, A Cayman Islands Limited Partnership.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Limited Partnership

    (d)  No convictions in criminal proceedings.

     (e) No civil or administrative proceedings.



V. (a) Robertson, Stephens & Company, Incorporated, is a California Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company, L.P.

     (b) 555 California Street, Suite 2600
         San Francisco, CA  94104

     (c) Corporation, Investment Banking.

     (d) No convictions in criminal proceedings.

     (e) No civil or administrative proceedings.

VI.  (a) Bayview Investors L.P.  A California Limited Partnership

     (b) 555 California Street, Suite 2600
         San Francisco, CA  94104

     (c) Limited Partnership

     (d) No convictions in criminal proceedings.

     (e) No civil or administrative proceedings.

VII. (a) Robertson, Stephens & Company, Investment Management L.P. is a California Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company, Investment Management L.P.

     (b) 555 California Street, Suite 2600
         San Francisco, CA  94104

     (c) Corporation, Investment Banking.

     (d) No convictions in criminal proceedings.

     (e) No civil or administrative proceedings.


VIII.(a) Paul H. Stephens.

     (b) 555 California Street, Suite 2600
         San Francisco, CA  94104

     (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

IX. (a)  Sanford R. Robertson.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

X.  (a)  Michael G. McCaffery.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

XI. (a)  G. Randy Hecht.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

XII.(a)  Kenneth R. Fitzsimmons.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

ITEM 3:  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

         The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners.

ITEM 4:  PURPOSE OF TRANSACTION:

         The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5:  INTEREST IN SECURITIES OF THE ISSUER.

         (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

                                                             No. of Shares
Name of                                                       Beneficially     Percentage of
BENEFICIAL OWNER                                                     OWNED          CLASS(1)
---------------------------------------------------------------------------------------------
    The Robertson Stephens Global Natural Resources Fund        202,800(1)              4.8%
    The Robertson Stephens Partners Fund                        164,600(2)              3.8%
    The Robertson Stephens Orphan Fund                           63,500(3)              1.5%
    The Robertson Stephens Orphan Offshore Fund                  16,200(4)               .3%
    Robertson Stephens & Co Investment Management L.P.          447,100(5)             10.4%
    Bayview Investors, Ltd.                                      63,500(6)              1.5%
    Robertson, Stephens & Company, Incorporated                 447,100(7)             10.4%
    Paul H. Stephens                                            447,100(8)             10.4%
    Sanford R. Robertson                                        447,100(9)             10.4%
    Michael G. McCaffery                                       447,100(10)             10.4%
    G. Randy Hecht                                             447,100(11)             10.4%
    Kenneth R. Fitzsimmons                                     447,100(12)             10.4%


(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 4,270,000 shares of Common Stock of the Issuer outstanding as of April 7, 1997.

(2) The Robertson Stephens Global Natural Resources Fund is a Registered Investment Company. Robertson, Stephens & Co. Investment Management L.P. is the registerd investment manager for the Global Natural Resources Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

(3) The Robertson Stephens Partners Fund is a Registered Investment Company. Robertson Stephens & Co. Investment Management L.P. is the registerd investment manager for the Global

     Natural Resources Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

(4)  The Robertson Stephens Orphan Fund is a California Limited Partnership.

(5) The Robertson Stephens Orphan Offshore Fund is a Cayman Islands Limited Partnership.

(6) Robertson, Stephens & Co.Investment Management L.P., a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund and the Robertson Stephens Orphan Offshore Fund is deemed to have shared dispositive power over 447,100 shares of the Company.

(7) Bayview Investors, Ltd. is a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund is deemed to have shared dispositive power over 63,500 shares of the Company.

(8) Robertson, Stephens & Company, Inc., a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management L.P., and as such is deemed to have shared dispositive power over 447,100 shares of the Company. As General Partner of the Global Natural Resources Fund and the Partners Fund's Investment Adviser, Robertson Stephens & Co. Investment Management L.P. , Inc. is deemed to have shared dispositive power over 367,400 shares of the Company.

(9) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 447,100 shares of the Company held by the Funds. He is also a shareholder of Robertson, Stephens & Company Inc.

(10) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 447,100 shares of the Company held by the Funds.

(11) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 447,100 shares of the Company held by the Funds.

(12) G. Randal Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 447,100 shares of the Company held by the Funds.

(13) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 447,100 shares of the Company held by the Funds.

    (c) The following is a list of transactions by the filing parties since the last amendment.

        Entity             Date          Shares      Price      Transaction
        ------             ----          ------      -----      -----------
      Partners Fund    April 3, 1997     61,700      $5.37      Open Mkt. Buy
        Orphan         April 3, 1997     10,500      $5.37      Open Mkt. Buy
       Offshore
      Orphan Fund      April 3, 1997     51,200      $5.37      Open Mkt. Buy



ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Please refer to Item 5.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         The following exhibits are filed herewith:

         Exhibit A  - Agreement of Joint Filing

         Exhibit B  - Power of Attorney

ITEM 8.  SIGNATURE PAGE.

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: April 7, 1997

         THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, L.P.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
            -------------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, L.P.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
            -------------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         ROBERTSON, STEPHENS & COMPANY, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
            -------------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         THE ROBERTSON STEPHENS CONTRARIAN FUND, A MASSACHUSETTS BUSINESS
         TRUST.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
            ------------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         ROBERTSON, STEPHENS & COMPANY, INCORPORATED

         By:  Paul H. Stephens*
            ------------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         Paul H. Stephens*
         -----------------------
         Paul H. Stephens

         Sanford R. Robertson*
         -----------------------
         Sanford R. Robertson

         Michael G. Mccaffery*
         -----------------------
         Michael G. McCaffery

         G. Randy Hecht*
         -----------------------
         G. Randy Hecht

         Kenneth R. Fitzsimmons*
         -----------------------
         Kenneth R. Fitzsimmons




*By:/s/ Robert C. Greenwood
    -----------------------------
    Robert C. Greenwood
    Pursuant to Power of Attorney
    Previously Filed

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated January 31, 1997 containing the information required by Schedule 13D, for the Common Stock of Dailey Petroleum Services, Inc. held by The Robertson Stephens Orphan Fund, The Robertson Stephens Orphan Offshore Fund, Bayview Investors, Ltd., Robertson, Stephens & Company, Investment Management L.P., The Robertson Stephens Global Natural Resources Fund, The Robertson Stephens Partners Fund, and Robertson, Stephens & Company, Incorporated.

Dated:   January 31, 1997


         THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, L.P.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
            -----------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, L.P.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
            -----------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
            -----------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         THE ROBERTSON STEPHENS GLOBAL NATURAL RESOURCES FUND, A
         MASSACHUSETTS BUSINESS TRUST.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
            -----------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         THE ROBERTSON STEPHENS PARTNERS FUND, A MASSACHUSETTS
         BUSINESS TRUST.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
            -----------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         ROBERTSON, STEPHENS & COMPANY, INCORPORATED

         By:  Paul H. Stephens*
            -----------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

              Paul H. Stephens*
            -----------------------
              Paul H. Stephens

              Sanford R. Robertson*
            -----------------------
              Sanford R. Robertson

              Michael G. Mccaffery*
            -----------------------
              Michael G. McCaffery

              G. Randy Hecht*
            -----------------------
              G. Randy Hecht

              Kenneth R. Fitzsimmons*
            -------------------------
              Kenneth R. Fitzsimmons





*By /s/ Robert C. Greenwood
    -----------------------------
    Robert C. Greenwood
    Pursuant to Power of Attorney
    Previously Filed